EXHIBIT 10.7

CONSULTING AGREEMENT

Name and Address of Company:	Parkway Properties LP 390 N. Orange Ave. Suite 2400 Orlando, Florida 32801
Name and Address of Consultant:	Clear Blue Consulting LLC Henry F. Pratt, III 8454 Royal Lakes Dr. Jacksonville, Florida 32256
Start Date of Term:	June 15, 2015
End Date of Term:	December 31, 2015
Consulting Fee:	Company shall pay (or cause to be paid) to Consultant $15,000 for each calendar month, prorated for any partial month during the Term.
Consulting Services:
Consultant agrees to assist Company with transition matters relating to the Company’s asset management and third-party management business, as well as such other matters as may be reasonably requested by the Company.

Special Terms:
In connection with the payment of the Consulting Fee, Consultant agrees to provide Company with monthly invoices that allocate in reasonable detail the time spent performing Consulting Services. Company agrees to remit payment of any Consulting Fees within 30 days of its receipt of the applicable invoice from Consultant.

THIS CONSULTING AGREEMENT incorporates the attached Terms and Conditions (collectively, this “Agreement”) and is entered into as of the Start Date of Term noted above, by and between the Company identified above (“Company”) and the consultant identified above (“Consultant”). Company desires to engage Consultant to provide the services described above (the “Consulting Services”). The parties execute and deliver this Agreement to state their mutual obligations hereunder.

PARKWAY PROPERTIES LP                Consultant
By: Parkway Properties General Partners, Inc.

By: /s/ Jeremy R. Dorsett                    /s/ Henry F. Pratt, III
Name: Jeremy R. Dorsett                 Henry F. Pratt, III
Title: Executive Vice President
and General Counsel

Date: June 15, 2015                        Date: June 15, 2015

TERMS AND CONDITIONS

1.        Consulting Services; Term. Commencing on and ending on the dates shown above (the “Term”), Consultant hereby agrees to provide the Consulting Services to Company. Consultant shall perform the Consulting Services in accordance with the standard of care and diligence normally observed in its profession. Consultant shall be expected to work as a consultant to Company at least twenty-five (25) hours per week, on average, during the Term. Upon the expiration or termination of this Agreement, this Agreement will terminate except that Sections 3-11 will continue in full force and effect.

2.        Consulting Fees; Expenses. As compensation for the Consulting Services, Company shall pay Consultant the consulting fee shown above (the “Consulting Fee”). Consultant understands and agrees that no other compensation will be provided to Consultant for the Consulting Services and that no other compensation will be due or owed to Consultant aside from the Consulting Fee. Consultant shall be responsible for all expenses incurred in performing the Consulting Services, including but not limited to local travel and other costs; provided, however, (a) the Company will reimburse Consultant for pre-approved reasonable and customary business expenses incurred by Consultant in connection with the provision of the Consulting Services and (b) if the Company requires Consultant to travel more than 150 miles from its home office location, then the Company will reimburse Consultant for all actual, reasonable travel expenses incurred in connection therewith.

3.        Non-Disclosure. (a) To the extent that, before or after the Start Date of Term, Consultant comes into possession of any proprietary or confidential information regarding Company or any party related to or affiliated with Company (such information collectively referred to herein as “Confidential Information”), neither Consultant nor any party related to or affiliated with Consultant shall, during the Term and thereafter, directly or indirectly disclose to any third party any Confidential Information, except that with respect to Confidential Information relating to Company, Consultant may disclose such Confidential Information: (i) as required by law; (ii) to the extent it becomes generally available to the public without breach of this Agreement; and (iii) if received lawfully from a third party that has no legal obligation to keep such information confidential. In the event that Consultant is required by legal process to disclose Confidential Information, Consultant shall, to the extent legally permissible to do so at any time, immediately advise Company and, if requested, Consultant shall cooperate with Company to limit and shield such disclosure.

(b) Consultant acknowledges that the Confidential Information may constitute material, non-public information. Consultant is aware that the securities laws of the United States and other relevant jurisdictions prohibit any person who has material, non-public information concerning the issuer of publicly traded securities from purchasing or selling such securities or from communicating such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(c) Company and each of their respective related or affiliated parties shall be entitled to injunctive relief, to which Consultant hereby consents, and all other relief available at law or in equity to prevent or remedy any breach of this Section 3.

4.        Independent Contractor Status. The relationship of Consultant to Company in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between Consultant and Company. Consultant shall have sole control of the manner and means of performing the services under this Agreement and shall complete such services in accordance with Consultant’s own means and methods of work. Consultant is not authorized to bind Company or to otherwise make any representation, agreement or commitment on behalf of Company. Company will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Services. Consultant will be responsible for the payment of all federal, state or local taxes relating to the Consulting Fees. Company shall not provide to Consultant workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit generally granted to employees of Company.

5.        Ownership Rights. Any and all content, products, materials, and the like developed or created in any manner by Consultant during this engagement relative to the Consulting Services (“Deliverables”) shall be the sole and exclusive property of and full ownership in the Deliverables (including intellectual property rights therein) shall be vested with Company. Consultant hereby assigns all right, title, and interest in the Deliverables to Company and waives all moral rights therein. Company shall have the exclusive right to copy, publish, perform, use, exploit, advertise, and exhibit all Deliverables, and to authorize others to do so, in any and all media (whether known or unknown or hereafter devised) throughout the world in perpetuity as Company in its sole discretion shall determine. Upon the expiration or termination of the Agreement for any reason, Consultant will promptly deliver to Company all Deliverables, whether or not completed, as of the effective date of termination, including drafts and copies thereof, and all Company materials that were obtained by Consultant as a result of this Agreement.

6.        Termination. Either party may terminate this Agreement at any time for any reason prior to the end of the Term by ten (10) business days’ written notice to the other. If Consultant materially breaches any provision of this Agreement, Company may terminate the Agreement immediately without prior written notice. Company will pay Consultant only for the Consulting Services rendered through the effective date of termination in an amount prorated through the effective date of termination, as well as reimburse actual, reasonable expenses incurred by Consultant incurred prior to the effective date of termination and reimbursable pursuant to Section 2.

7.        Indemnification and Acknowledgement. Consultant agrees to indemnify and hold harmless Company and its affiliates, officers, directors, employees and agents (“Indemnitees”) against any and all loss, liability, damages, consequential damages, legal judgments, costs and expenses, including reasonable attorneys’ fees, which Indemnitees incur arising out of, relating to, or resulting from any and all acts or omissions of Consultant, its directors, employees, or agents, in connection with its performance under this Agreement, including without limitation any breach by Consultant of any provision of this Agreement. The Company shall indemnify Consultant if Consultant is made a party, or is threatened to be made a party, to any proceeding by reason of the fact that Consultant is a consultant acting with the scope of his engagement hereunder, against all losses incurred or paid by Consultant in connection with such proceeding. In addition, and notwithstanding anything to the contrary herein, including without limitation the immediately preceding sentence, Consultant acknowledges that the Indemnitees (i) shall not have, and do not have, any obligation to take any action to ensure that any payment under this Agreement or the Separation Agreement (defined below) is exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to prevent the assessment of any excise tax or penalty on Consultant under Section 409A or any other provision of federal, state, local, or foreign law, and (ii) shall not be liable to Consultant for any and all taxes, penalties, loss, liability, damages, consequential damages, legal judgments, costs and expenses, including reasonable attorneys’ fees, which Consultant may incur by reason of the application of Section 409A to any payment under this Agreement or the Separation Agreement (defined below).

8.        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed to the receiving party at the address provided above, and shall be deemed to have been duly given on the date of delivery to the party’s indicated address. Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above. For purposes of this Agreement, the term “in writing” includes an email communication from the sending party to the known email address of the receiving party.

9.        Assignment. Consultant shall not assign any rights under this Agreement, or delegate the performance of any of the Consulting Services hereunder without the prior written consent of Company.

10.    Certain Representations. Consultant represents and warrants to Company that (i) Consultant, and to Consultant’s knowledge, all of Consultant’s agents and advisers, if any, are persons that Company is permitted to do business with in accordance with applicable laws; (ii) Consultant will not employ or engage any agents or advisers that Company is not permitted to do business with under any applicable law; (iii) this Agreement and the Consulting Services contemplated hereby do not conflict with or violate any contractual, fiduciary or any other obligations that Consultant owes any other person or entity; and (iv) Consultant will comply with all applicable laws in performing the Consulting Services.

11.    Miscellaneous. This Agreement (i) contains the entire understanding between the parties hereto with respect to the subject matter hereof and entirely supersedes all prior agreements, arrangements and communications regarding such subject matter; (ii) may be amended, waived, changed, or modified only by an agreement in writing signed by both parties; (iii) is entered into by and between sophisticated parties with benefit of counsel, and shall be construed neutrally to effect the intent hereof; (iv) shall be interpreted (and if appropriate, reformed) to the fullest extent possible to permit enforcement hereof; and (v) shall be governed by and interpreted in accordance with the laws of the State of Florida, excluding laws pertaining to conflicts of law. Notwithstanding the foregoing, and with the exception of Section 7, nothing herein is intended to impact the terms and conditions of the Separation and General Release Agreement between Consultant and Company, dated as of December 24, 2014 (the “Separation Agreement”), relating to Consultant’s employment with Company and the termination of such employment, and the Separation Agreement shall remain in full force and effect. With respect to any suit, action or proceeding relating to this Agreement, each party hereby irrevocably submits to the jurisdiction of the State and Federal courts located in Orange County, State of Florida. Venue for any such action shall lie exclusively in the State and Federal courts located in Orange County, State of Florida. The prevailing party in any action to enforce this Agreement shall be reimbursed all of its costs, including reasonable attorneys’ fees and expenses, incurred in connection with such enforcement. Except as otherwise permitted under this Agreement, Consultant shall not assign this Agreement, or any right or obligation hereunder, without the express prior written consent of Company.

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